UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4 - STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person:
   Turner, John D.
   Four Gateway Center
   Pittsburgh, PA  15222

2. Issuer Name and Ticker or Trading Symbol:
   Matthews International Corporation - MATW

3. IRS Identification Number of Reporting Person (Voluntary):

4. Statement for Month/Day/Year:
   March 6, 2003

5. If Amendment, Date of Original (Month/Year):

6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
   (X) Director      ( ) Officer      ( ) 10% Owner      ( ) Other
                        (title below)                       (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line):
   (X) Form filed by one Reporting Person
   ( ) Form filed by more than one Reporting Person

|----------------------------------------------------------------------------------------------------------------------|
| Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                     |
|----------------------------------------------------------------------------------------------------------------------|
|1. Title of Security  |2. Trans- |3. Trans-|4. Securities Acquired (A)  |5. Amount of     |6. Owner-   |7. Nature of  |
|                      |  action  |  action |   or Disposed of (D)       |   Securities    |  ship Form:|   Indirect   |
|                      |  Date    |  Code   |                            |   Beneficially  |  Direct(D) |   Beneficial |
|                      | (Month/  |         |                            |   Owned at      |  or In-    |   Ownership  |
|                      |  Day/    |---------|----------------------------|   End of Period |  direct(I) |              |
|                      |  Year)   |Code | V |    Amount    |A/D|  Price  |                 |            |              |
|----------------------------------------------------------------------------------------------------------------------|
|                      |          |     |   |              |   |         |                 |            |              |
|                      |          |     |   |              |   |         |                 |            |              |
|----------------------------------------------------------------------------------------------------------------------|
|                      |          |     |   |              |   |         |                 |            |              |
|----------------------------------------------------------------------------------------------------------------------|
|                      |          |     |   |              |   |         |                 |            |              |
|----------------------------------------------------------------------------------------------------------------------|
|                      |          |     |   |              |   |         |                 |            |              |
|----------------------------------------------------------------------------------------------------------------------|



|----------------------------------------------------------------------------------------------------------------------------------|
| Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                  |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of    |2.        |3.      |4.      |5. Number of|6. Date Exer-    |7. Title and         |8.     |9. Number |10.   |11.   |
|   Derivative  | Conver-  | Trans- | Trans- | Derivative |   cisable and   |   Amount of         |Price  |of Deriva-|Owner-|Nature|
|   Security    | sion or  | action | action | Securities |   Expiration    |   Underlying        |of     |tive      |ship  |of In-|
|               | Exercise | Date   | Code   | Acquired(A)|   Date (Month/  |   Securities        |Deri-  |Securities|Form  |direct|
|               | Price of |(Month/ |        | or Dis-    |   Day/Year)     |---------------------|vative |Benefi-   |at End|Bene- |
|               | Deriva-  | Day/   |        | posed of(D)|-----------------|            |Amount  |Secu-  |ficially  |of    |ficial|
|               | tive     | Year)  |--------|------------| Date   | Expir- |            |or Num- |rity   |Owned at  |Month |Owner-|
|               | Security |        |    |   |            | Exerci-| ation  |            |ber of  |       |End of    |      |ship  |
|               |          |        |Code| V | Amount |A/D| sable  | Date   | Title      |Shares  |       |Period    |      |      |
|----------------------------------------------------------------------------------------------------------------------------------|
|               |          |        |    |   |        |   |        |        |            |        |       |          |      |      |
|Phantom Stock  |          |        | A  |   |        |   |        |        |Class A     |        |       |          |      |      |
| Unit          | 1 for 1  |03/06/03|(1) |   | 711    | A |  (2)   |  (2)   |Common Stock| 711    |1 for 1|  3,734   |  D   |      |
|----------------------------------------------------------------------------------------------------------------------------------|
|               |          |        |    |   |        |   |        |        |            |        |       |          |      |      |
|               |          |        |    |   |        |   |        |        |            |        |       |          |      |      |
|----------------------------------------------------------------------------------------------------------------------------------|
|               |          |        |    |   |        |   |        |        |            |        |       |          |      |      |
|               |          |        |    |   |        |   |        |        |            |        |       |          |      |      |
|----------------------------------------------------------------------------------------------------------------------------------|
|               |          |        |    |   |        |   |        |        |            |        |       |          |      |      |
|               |          |        |    |   |        |   |        |        |            |        |       |          |      |      |
|----------------------------------------------------------------------------------------------------------------------------------|
|               |          |        |    |   |        |   |        |        |            |        |       |          |      |      |
|               |          |        |    |   |        |   |        |        |            |        |       |          |      |      |
|----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:
(1) Formula award made under the 1994 Director Fee Plan, based on market price at time of award.
(2) Payments on phantom stock units commence on April 1 of the calendar year following the calendar year in which the reporting person ceases to be a member of the Board of Directors.





John D. Turner                                     03/07/2003
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Signature Of Reporting Person                      Date